Exhibit 10.6

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is made and entered into this 8th day of August, 2011 (the “Effective Date”), by and between Petron Energy II, Inc., a Nevada corporation (“Petron” or the “Company”) and ASL Energy, LLC, a Texas limited liability company and or its assigns (“ASL”) sometimes hereinafter being referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, ASL is in the oil and gas industry and works to, among other things, bring together purchasers and sellers of oil and gas interests, acquire and sell oil and gas interests and consult with companies in connection with the acquisition of funding for the purchase of oil and gas assets (the “Oil and Gas Services”);

WHEREAS, ASL manages and/or provides contacts and personnel to companies to provide oil and gas management services to such companies (the “Management Services”); and

WHEREAS, the Company desires to retain the services of ASL to provide business and management services, Oil and Gas Services and Management Services to the Company, upon the terms and conditions set forth below, and ASL is willing to undertake such obligations.

NOW, THEREFORE, in consideration for the promises and pledges contained below and other good and valuable consideration, which consideration the Parties acknowledge receipt of, and the promises and the mutual covenants, agreements, and considerations herein contained, the Parties hereto agree as follows:

1.            Term.  This Agreement shall be effective as of the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date (the “Initial Term”), and shall continue thereafter on a month-to-month basis unless either party provides the non-terminating party at least thirty (30) days written notice of their intent to terminate this Agreement subsequent to the expiration of the Initial Term (collectively the “Term”).

(a) Termination by the Company. The Company shall have no right to terminate this Agreement unless (i) ASL shall have materially breached any material term or condition of this Agreement, and such breach is not remedied within thirty (30) days after the receipt of notice of such breach; provided, that if ASL commences and diligently pursues to cure such breach within the thirty (30) day period and such breach has not been cured, then, upon notice from ASL to Company, Company may not terminate this Agreement for an additional sixty (60) days so long as ASL continues to diligently pursue such cure; or (ii) unless ASL has committed gross negligence or bad faith in connection with the Services it has agreed to provide to the Company hereunder; and then only with thirty (30) days written notice by the Company to ASL.

(b) Termination by ASL. ASL  shall have no right to terminate this Agreement unless (i) the Company shall have materially breached any material term or condition of this Agreement, and such breach is not remedied within thirty (30) days after the receipt of notice of such breach; provided, that if the Company commences and diligently pursues to cure such breach within the thirty (30) day period and such breach has not been cured, then, upon notice from the Company to ASL, ASL may not terminate this Agreement for an additional sixty (60) days so long as the Company continues to diligently pursue such cure; or (ii) unless the Company has committed gross negligence or bad faith in connection with the Services it has agreed to provide to the ASL  hereunder; and then only with thirty (30) days written notice by ASL  to the Company.

(c) Termination by Mutual Consent of the Parties.  This Agreement can be terminated at any time with the mutual consent of both Parties.

2.            Services. The Company hereby engages ASL during the Term of this Agreement, to provide the services set forth below to the Company (collectively the “Services”):

(a) Providing the Oil and Gas Services;

(b) Providing the Management Services;

(c) Providing such other management and support services for the Company’s oil and gas properties and interests as may be reasonably requested from time to time by the Company;

(d) Providing assistance, guidance and consulting services to the Company in connection with potential oil and gas acquisitions and/or sale transactions and identifying assets to be contributed to or acquired by the Company (collectively “Transactions”), including bringing potential Transactions to the Company; helping the Company evaluate Transactions; performing due diligence in connection with Transactions; and helping to negotiate the terms of Transactions;

(e) Helping the Company to raise funding in order to complete Transactions, as requested by the Company and subject to applicable laws and regulations; and

(f) Providing services in connection with JV’s (as defined below in Section 3).

(g) ASL hereby accepts such engagement and agrees to perform the Services in accordance with the terms and conditions of this Agreement.

(h) The Parties agree that the Services provided by ASL to the Company are non-exclusive and that the Company has the right to engage additional consultants, finders or advisors separate from this Agreement and ASL’s rights hereunder.

3.            Joint Ventures.  ASL and the Company agree to form a joint venture relationship or relationships on the terms and conditions set forth below (the “JV”) in connection with any Transaction completed by ASL during the Term of this Agreement (unless otherwise mutually agreed by the Parties), pursuant to which ASL will serve as the initial general partner or manager.  ASL may (i) cause funds to be invested, (ii) arrange financial and strategic partnerships and co-investments, and (iii) bring acquisition opportunities to the JV(s) and assist in asset disposition.  The Company will primarily source investment opportunities to the JV(s). In all cases, the Company shall have the right to veto any proposed deal that goes into the JV(s).

(a) Co-Investment Rights. ASL will have co-investment rights in deals booked through the JV.

(b) Affiliate Transactions. The JV will retain ASL to provide services to the JV, including, without limitation, management, technical, and related services, similar to those services which ASL has agreed to perform for the Company as provided herein.

(c) JV Distributions. ASL and the Company will share any JV distributions as mutually agreed upon on a case by case basis by the Parties.

(d) Participation Rights. The Company will allow ASL to participate on the same economic terms, as if in the JV, in any Transaction or other business the Company conducts that ASL arranges funding for or brings to the attention of the Company, directly or indirectly or on such other terms and conditions as the Parties may mutually agree.

(e) Assignment of Interests.  ASL shall be able to assign its interest in the JV(s) to affiliated parties (subject to applicable rules and regulations), and the Company shall have no right to approve or consent to such assignments.

(f) ASL’s Fees.  The Company confirms that ASL may have interests in the Transactions that it brings to the Company or performs services with in connection with the Transactions and ASL may receive fees or other consideration from buyers, sellers or related parties in connection with the Transactions (i.e., fees from parties on either or both sides of each Transaction), and the Company agrees and consents to ASL’s rights to receive such fees and ASL’s interests in such Transactions.

4.            Consideration. In consideration for ASL agreeing to perform the Services during the Term of this Agreement and in consideration for the Prior Services which the Company agrees and confirms were rendered by ASL, the Company agrees:

(a) To pay ASL (i) a one-time fee (which shall be considered a signing bonus) of $15,000, which will be payable upon execution of this Agreement; and (ii) a base management and service fee of $8,000 per month, during the Term (the “Monthly Consideration”), payable in advance on the first day of each month that this Agreement is in effect (beginning on the date of execution of this Agreement);

(b) To pay employees and consultants of ASL certain hourly rates for services both inside and outside of this Agreement, as privately negotiated between ASL and the Company from time to time and agreed in writing in advance between the Company and ASL; and

(c) That ASL shall be designated, during the Term of this Agreement, as the assignee of all outstanding shares (once designated) of Restaurant Concepts’ Series A Preferred Stock, which gives the holder thereof the right, voting in aggregate and as a class, to vote 51% of Restaurant Concepts’ outstanding voting shares on any and all shareholder matters (the “Preferred Stock”) during the term of such Preferred Stock.  Such rights as assignee shall provide ASL the right, but not obligation of ownership of (subject to ASL meeting rules and regulations applicable to the transfer of such Preferred Stock) and/or the voting rights associated with such Preferred Stock (the “Assignment Rights”) in the event that Mr. Smith dies or becomes disabled.

(d) The Company agrees that ASL has been provided the Assignment Rights in connection with (a) the Prior Services and due to the fact that without ASL’s contribution of  Services, the Asset Purchase would not have been agreed to between Petron and Restaurant Concepts and the Assets (as defined therein) would not have been agreed to be acquired by Restaurant Concepts; and (b) the Services that ASL has agreed to provide hereunder.  The Company further agrees that such Assignment Rights are reasonable and fair.

(e) Mr. Floyd L. Smith, the initial recipient of the Preferred Stock, agrees and confirms by signing below that the Assignment Rights have been individually negotiated between Mr. Smith and ASL and that such rights are reasonable and fair.

(f) The Company shall reimburse ASL (and where possible will prepay on ASL’s or such designee’s behalf expenses incurred in travel and hotel matters) as well as other designees which are brought on by ASL to provide Services to ASL, including, but not limited to the Designees for which the Company acknowledges and authorizes and does not require any pre-approval with respect to transactions involving the Company, ASL, and One Energy associated entities, for any and all reasonable and actual expenses incurred by ASL and its designees in connection with Services to the Company, provided that expenses shall require written pre-approval by the Company.

(g) “Designees” shall include, but not be limited to The Loev Law Firm, PC; LBB & Associates, Ltd., LLP; Michael Ussrey; David Drum; Carrington Coleman; Jackson Walker; Price Waterhouse Demark; Magnusson Lawyers Copenhagen, PwC Copenahgen, Comiskey and Co; and PT Platinum.  This Designees are only involved in the matters to close the various transactions between ASL, ONE Energy and Petron, RCNC and not required to be utilized afterwards by the Company.

5.            Indemnification.  Subject to the terms and conditions of this Agreement, the Company agrees to indemnify, defend and hold harmless ASL, its respective affiliates, its respective present and former directors, officers, shareholders, employees and agents and its respective heirs, executors, administrators, successors and assigns (the “Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Indemnified Person, arising out of or resulting from, directly or indirectly to this Agreement, the Services or the transactions contemplated herein; provided, however, that the Company shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by ASL of its obligations under this Agreement or from an Indemnified Person’s gross negligence, fraud or willful misconduct.

6.            Limitation on Liability. Notwithstanding any other provision of this Agreement, none of the Parties shall be liable to the other Party or third parties for indirect, incidental, special (including multiple or punitive) or consequential damages, including – but not limited to – loss of anticipated profit, lost data and their re-establishment, loss of goodwill or any other indirect damages, claimed to be incurred by the other Party whether such claim arises under contract, in tort (including strict liability) or otherwise.

7.            No Agency Relationship.  No partnership or agency relationship shall be formed pursuant to or in connection with this Agreement, whether implied or otherwise (except in connection with the formation of a JV).  Neither Party shall have any authority to negotiate, bind or enter into or execute agreements on behalf of the other Party, except as specifically provided above.

8.            Mutual Representations, Covenants and Warranties.  Each of the Parties, for themselves and for the benefit of each of the other Party hereto, represents, covenants and warranties that:

(a) Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b) The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected;

(c) The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein; and

(d) The Parties agree that in all dealings with each other, related to this Agreement that they shall act, at all times, in good faith and with due diligence.

9.   Confidentiality. ASL, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party
(a) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts, and (b) all other confidential information of the Company, except as otherwise required in connection with the Services which ASL has agreed to provide hereunder. In furtherance of the foregoing, ASL agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form of media, any of the confidential information of the Company, except as otherwise required in connection with the Services which ASL has agreed to provide hereunder. All communications regarding any possible transactions shall be kept confidential. The terms, conditions and requirements of this Section 10 shall survive any termination of this Agreement.  ASL, its officers, directors and employees shall not buy, sell, trade or advise any other party to buy, sell, or trade any of the Company’s securities in the open market based on confidential information regarding the Company.

10. Independent Contractor. ASL shall be deemed an independent contractor in the performance of the Services under this Agreement and none of its employees shall be considered employees of Company or any of its subsidiaries. Nothing in this Agreement shall be deemed to constitute either Party a partner, joint venturer, agent or legal representative of the other Party (except in connection with the formation of a JV), nor shall either Party have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the other Party, except as expressly provided in this Agreement or authorized in writing by such other Party. ASL shall be solely responsible for all matters relating to the payment of its employees, including compliance with social security, withholding and all other similar regulations governing such matters, and ASL shall be solely responsible for the services performed hereunder.

11. Assignment. All of the terms, provisions and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.  This Agreement and the terms and conditions hereof shall be automatically assigned to, assumed by and transferred to Restaurant Concepts upon the consummation of the Asset Purchase (which assumption shall be a required term and condition of the Asset Purchase), without any required action by either Party hereto or Restaurant Concepts (the “Assumption”).  Effective upon the Assumption, each reference herein to the “Company” or words of similar meaning shall be deemed to be automatically replaced by a reference to Restaurant Concepts (except where such references should clearly remain as references to Petron), and Restaurant Concepts, by agreeing to acquire the Assets of Petron and to affect the transactions contemplated by the Asset Purchase, shall be deemed to have confirmed, agreed to, certified, acknowledged and assumed the terms and conditions of this Agreement by its execution of the Asset Purchase and the closing of the transactions contemplated therein. Following the Assumption, Petron shall have no further rights under, requirements or liabilities in connection with, or obligations under this Agreement, except as set forth in Section 4, Section 5(c), Section 5(d), Section 5(d), Section 6 (relating to Services performed by ASL prior to such Assumption date) and Section 13 (collectively the “Continuing Obligations”); notwithstanding the fact that Restaurant Concepts shall also be deemed to have agreed to and to be bound by the Continuing Obligations. ASL hereby consents and approves the Assumption.

12. Non-Circumvention.  In consideration for agreeing to provide the Services, which consideration the Company hereby confirms the adequacy and sufficiency of which, the Company agrees that prior to August 15, 2016, the Company shall not take any action at any time, directly or indirectly, to have any contact with shareholders of ONE Energy International Corp. (“ONE Energy”) or its affiliates or related entities or any contact with agents or affiliates of ONE Energy, including Kristian Kondrup, Kriskon A/S, Tim Sparks and their affiliates; provided that it is understood and acknowledged by the Parties that Petromax is not treated as an affiliate of Kriskon A/S.  It is further agreed by the Company in consideration for ASL agreeing to perform the Services, that until August 15, 2016, ASL, ONE Energy and/or its assigns shall have all rights to exclusive dealings with Danish investors and all opportunities in Denmark. The Company further agrees that it shall not circumvent ASL, directly or indirectly, with its clients nor shall not take any actions to grant exclusivity of dealing with any party in China, Hong Kong, Denmark, Sweden or Japan, whatsoever without the prior written consent of ASL.   The provisions of this paragraph shall survive any termination of this agreement,  until August 15 2016

13. Authority. The Parties warrant by their signature below that each is authorized to sign this Agreement, and in the event that any Party is an entity, that such signatory has full power to bind the Party, and that such Party has obtained all required approvals to enter into this Agreement.  The Parties further warrant that each has executed this Agreement of their own free will and accord and for purposes and consideration set forth.

14. Section Headings. Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

15. Governing Law.  This Agreement shall be deemed to have been made in the State of Texas and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of Texas, without regard to the conflicts of laws rules of such jurisdiction.

16. Severability.  Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the Parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

17. Entire Agreement.  This Agreement and all other agreements and documents referred herein constitutes the entire agreement between the Company and ASL.  No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof.  All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein.

18. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and ASL and their respective successors and assigns.  Any purchaser or acquiror of substantially all of the assets or outstanding securities of the Company shall be deemed a successor hereunder and shall further be deemed to have acquired and agreed to be bound by the terms and conditions of this Agreement.

19. Extended Meanings. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders. The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

20. Effect of Facsimile and Photocopied Signatures. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed or scanned and emailed to another party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above to be effective as of the Effective Date.

THE “COMPANY”
Petron Energy II, Inc.

/s/ Floyd L. Smith
Floyd L. Smith
President

“ASL”
ASL Energy, LLC

/s/ Daniel Vesco
Daniel Vesco
President

/s/ Floyd L. Smith
Floyd L. Smith
Personally